[COMERICA LETTERHEAD]

October 13, 2015

Wells Fargo Shareowner Services
Attn: Matt Paseka
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120

Re: Appointment of Wells Fargo Bank, N.A. as Successor Warrant Agent

Dear Matt:

As you are aware, Comerica Incorporated and American Stock Transfer & Trust Company, LLC are parties to that certain Warrant Agreement dated as of June 9, 2010 (the “Warrant Agreement”), originally entered into by and between Sterling Bancshares, Inc. and American Stock Transfer & Trust Company, LLC.

In accordance with the terms of the Warrant Agreement, Comerica Incorporated has removed American Stock Transfer & Trust Company, LLC as of October 31, 2015. Pursuant to Section 5.06 of the Warrant Agreement, Comerica Incorporated hereby appoints Wells Fargo Bank, N.A. as the Warrant Agent under the Warrant Agreement effective as of November 2, 2015.

Please acknowledge your acceptance of such appointment by executing this letter where indicated below and returning a fully executed copy of this letter to the attention of the undersigned.

Sincerely,
Comerica Incorporated

By:    /s/ James J. Herzog
Name:    James J. Herzog
Title:    EVP and Treasurer

ACCEPTED AND AGREED:
Wells Fargo Bank, N.A.

By:     /s/ Andrea Severson
Name:    Andrea Severson
Title:    AVP - Client Services